Exhibit 10(p)
ILLINOIS TOOL WORKS INC. NONQUALIFIED PENSION PLAN
As Amended and Restated Effective January 1, 2008
     Illinois Tool Works Inc. hereby amends and restates, effective as of January 1, 2008, the ITW Nonqualified Pension Benefits Plan, originally established effective January 1, 1976, which is hereby renamed the “Illinois Tool Works Inc. Nonqualified Pension Plan.” The Company intends for the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable regulations (“Section 409A”), and to operate the Plan in good faith compliance with Section 409A during the Section 409A transition period and any extension thereof.
ARTICLE I.
DEFINITIONS
     Certain definitions utilized in this Plan are set forth below. Capitalized terms utilized in the Plan that are not defined below shall have the meanings set forth in the Qualified Plan.
     1.1 “Actuarial Equivalent” or “Actuarial Equivalence” means an equivalent form of payment of a Participant’s Supplemental Benefit. For purposes of converting a Supplemental Benefit to a form of payment offered under the Qualified Plan, Actuarial Equivalence will be determined using the Qualified Plan’s definition of Actuarial Equivalent.
     1.2 “Beneficiary” means the person so designated by a Participant according to the method prescribed by the Company. If no designation is in effect or if an existing designation is determined to be invalid or ineffective at the time any payments under this Plan become due, the Beneficiary shall be the spouse of the Participant, or if no spouse is then living, the Participant’s estate. The Participant may also change his Beneficiary according to the methods prescribed by the Company, provided that no such change shall be allowed following commencement of payment.
     1.3 “Board” means the Board of Directors of the Company.
     1.4 “CEO” means the Chief Executive Officer of the Company.
     1.5 “Code” means the Internal Revenue Code of 1986, as amended.
     1.6 “Committee” means the Employee Benefits Steering Committee of the Company.
     1.7 “Company” means Illinois Tool Works Inc., a Delaware corporation, and any successor thereto, and any corporation or other entity that together with Illinois Tool Works Inc. is a member of a controlled group of corporations under Code Section 414(b) or a group of trades or businesses under common control pursuant to Code Section 414(c).
     1.8 “Corporate Change” shall mean either a “Change in Ownership,” “Change in Effective Control” or a “Change of Ownership of a Substantial Portion of Assets” as defined in Section 409A and summarized herein. A “Change in Ownership” occurs on the date that any one person, or more than one person acting as a group (as defined in Section 409A), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A “Change in Effective Control” occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. A “Change of Ownership of a Substantial Portion of Assets” occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
     1.9 “ECRIP” means the Illinois Tool Works Inc. Executive Contributory Retirement Income Plan, as established effective April 1, 1993 and amended and restated effective January 1, 2008, and as amended from time to time thereafter.

     1.10 “Eligible Executive” means (i) any participant in ECRIP; (ii) any Company executive entitled to certain benefits under the Premark Supplemental Plan, to the extent of any Supplemental Benefit which is based on service through December 31, 2000, unless such person is an Eligible Executive under either (i) or (iii); and (iii) any other Company executive who is eligible to receive a Retirement Benefit, the amount of which is reduced by reason of the limitations on compensation or benefits under Code Sections 401(a)(17) or 415(b) and who is designated as a Participant by the CEO. Notwithstanding the foregoing, an Eligible Executive shall only be considered such if he/she is part of a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     1.11 “Participant” means any Eligible Executive and any former Eligible Executive, to whom or with respect to whom a Supplemental Benefit is payable.
     1.12 “Plan” means the Illinois Tool Works Inc. Nonqualified Pension Plan as amended from time to time.
     1.13 “Qualified Plan” means the ITW Retirement Accumulation Plan as amended from time to time.
     1.14 “Retirement Benefit” means the benefits payable to a Participant in the form of a single life annuity under the Qualified Plan as of his/her Separation from Service. A Participant’s Retirement Benefit shall include the value of any benefits paid or payable to an alternate payee pursuant to a qualified domestic relations order with respect to the Qualified Plan.
     1.15 “Separation from Service” means the date of the Participant’s cessation of services with the Company for any reason.
     1.16 “Supplemental Benefit” means the benefit payable to a Participant or Beneficiary pursuant to Article III of the Plan.
ARTICLE II.
PARTICIPATION
     An executive of the Company shall become a Participant effective either (i) as of the date on which he/she is notified by the Committee that he/she has become an Eligible Executive by designation by the CEO, (ii) as of the first date he/she is eligible to make deferrals under ECRIP following designation of eligibility for participation in ECRIP, or (iii) as of January 1, 2001, if the executive was entitled to Premark Supplemental Plan benefits. Prior to a Corporate Change, the CEO may determine that an individual who has been designated as a Participant shall cease to participate herein.
ARTICLE III.
SUPPLEMENTAL BENEFIT
     A Participant’s Supplemental Benefit shall be determined as of his/her Separation from Service by offsetting his/her actual Retirement Benefit against a hypothetical Retirement Benefit calculated under the then-applicable provisions of the Qualified Plan, including all benefit formulas, service credit, early retirement adjustments, vesting and eligibility requirements, actuarial factors and other calculation methods under any such plan but not any limits on benefits and compensation under Code Sections 415(b) and 401(a)(17), and as if there had been no deferrals under ECRIP. Notwithstanding the foregoing, a Participant’s Supplemental Benefit as determined above shall be adjusted as follows:
(a)	The CEO in his sole discretion may determine that a Participant’s Supplemental Benefit shall not reflect the Participant’s compensation and ECRIP deferrals in excess of the then-current Code Section 401(a)(17) limit and benefits in excess of the applicable limit under Code Section 415(b) and reduce the Participant’s Supplemental Benefit accordingly; and

(b)	The CEO may determine that a Participant’s Supplemental Benefit shall reflect additional service and compensation credits, as he shall deem appropriate, and shall increase the Participant’s Supplemental Benefit accordingly.

ARTICLE IV.
PAYMENT OF BENEFITS
     4.1 Commencement of Benefits. Except as provided in Section 4.2(c), payment of a Participant’s Supplemental Benefit shall commence on the first day of the month following his/her Separation from Service. A Participant’s or Beneficiary’s Supplemental Benefit that is being paid in the form of installments shall continue to be credited with interest using a reasonable rate of interest determined by the Committee.
     4.2 Payment Elections.
(a)	Initial Election. A Participant shall submit an election (according to the method prescribed by the Company) as to the form of payment of his/her Supplemental Benefit, which form may be any of the forms of payment permitted under the Qualified Plan (other than the level income option) or in a lump sum or monthly installment payments over two to 20 years. Any such election must be submitted within 30 days after the Participant’s commencement of Plan participation as defined in Article II. If a Participant chooses a form of payment available under the Qualified Plan or a lump sum, such form of payment shall be the Actuarial Equivalent of the Participant’s Supplemental Benefit. If a Participant (i) does not elect a form of payment, or (ii) as of his/her Separation from Service, has not either attained age 55 with 10 years of service or age 65 with 5 years of service, then the Participant shall receive his/her Supplemental Benefit in the form of a lump sum payment on the first day of the month following his/her Separation from Service.

(b)	Change to Prior Election. Effective January 1, 2009, a Participant may elect to change a form of payment previously elected (or if the Participant failed to elect a form of payment in accordance with Section 4.2, then to elect a form other than the lump sum), provided (i) such new election does not take effect until at least 12 months after the date the election is made, and (ii) if commencement of payment is not related to the Participant’s death, the first payment with respect to such new election is deferred for a period of five years from the date such payment would otherwise have commenced. However, a change from one type of life annuity permitted under the Qualified Plan to another type of life annuity permitted under the Qualified Plan is not considered a change in the form of payment, provided that (i) such change is made before commencement of payment and (ii) such annuities are actuarially equivalent applying reasonable actuarial methods and assumptions.

(c)	Key Employees. Payments to a Participant who is a key employee (as defined in Section 409A) shall commence on the first day of the seventh month commencing after his/her Separation from Service, unless retirement is due to death. Upon commencement of payment, the Participant’s initial payment shall include all amounts that would have been paid had there been no six-month delay and the retroactive payments shall be credited with interest.
     4.3 Payment to Beneficiary. If the Participant elected to receive his/her Supplemental Benefit as a lump sum or in monthly installment payments and dies prior to the commencement or completion of payments, then the Participant’s Supplemental Benefit shall be paid (or continue to be paid if payments had previously commenced) on the first day of the month following the Participant’s date of death to his/her Beneficiary in accordance with his/her previously-elected form of payment. If the Participant dies prior to commencement of payment and (i) failed to make a form of payment election or (ii) elected to receive his/her Supplemental Benefit in a form of payment available under the Qualified Plan, then the Participant’s Supplemental Benefit shall be paid on the first day of the month following the Participant’s date of death to his/her Beneficiary in a lump sum.
     4.4 Small Benefits. Notwithstanding anything in this Article IV to the contrary, if the lump-sum Actuarial Equivalent of the Participant’s or Beneficiary’s Supplemental Benefit is $25,000 or less on the Participant’s Separation from Service or death, such amount shall be paid in a lump sum to the Participant or his/her Beneficiary on the first date of the month following the Participant’s Separation from Service or death in full settlement of his/her benefits under this Plan.
     4.5 Forfeiture of Supplemental Benefit. If, prior to a Corporate Change, a Participant shall be discharged for gross misconduct or a Participant or Beneficiary shall at any time, regardless of whether before or after the Participant’s Separation from Service, divulge confidential Company information to other persons or otherwise act against the business interests of the Company, then the Participant’s or Beneficiary’s Supplemental Benefit attributable to compensation in excess of the Code Section 401(a)(17) limit may be forfeited by the Committee or the CEO.

     4.6 Payment on Specified Date. For purposes of this Article IV, a payment shall be treated as made (or commencing) on the payment commencement date specified in Section 4.1, 4.2, 4.3, or 4.4 as applicable, if the payment is made (or commences) on (i) such date, (ii) a later date within the same taxable year of the Participant, or (iii) if later, by the fifteenth day of the third calendar month following such date, provided that the Participant is not permitted, directly or indirectly, to designate the taxable year of the payment.
ARTICLE V.
CLAIMS PROCEDURE
     5.1 Claim for Benefits. All claims for benefits shall be submitted in writing to the Committee which shall process them and approve or disapprove them within 90 days following the date that the claim is received by the Committee. If special circumstances arise and the Committee cannot process the claim within 90 days, the Committee shall notify the claimant on or before the close of the initial 90-day period that the time for making the decision is extended for up to 90 additional days. If the Committee fails to notify the claimant within the applicable period, the claim is considered denied. If the Committee makes a determination to deny benefits to a claimant, the denial shall be stated in writing by the Committee and delivered or mailed to the claimant. Such notice shall set forth the specific reasons for the denial; be written in a manner that may be understood by the claimant; refer to the specific Plan provisions upon which denial is based; and describe the steps necessary for appeal.
     5.2 Request for Review of a Claim Denial. The claimant whose claim for benefits has been denied shall have a period of 60 days from the date of the Committee’s denial in which to appeal in writing to the Committee. The claimant or his/her duly authorized representative shall have an opportunity to review pertinent documents and submit additional information, issues and comments to the Committee.
     5.3 Decision Upon Review of a Claim Denial. The Committee (or its delegate) shall review all evidence submitted by the claimant and shall communicate its decision to the claimant in writing within 60 days of the date on which the request for review was received, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The Committee’s decision regarding the claim shall be final and binding.
     5.4 Timing of Judicial Action. No action at law or in equity may be brought to recover benefits under the Plan until the Participant has exercised all appeal rights and the Plan benefits requested in such appeal have been denied in whole or in part. Benefits under the Plan shall be paid only if the Committee, in its discretion, determines that a claimant is entitled to them. If a judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented will be strictly limited to the evidence timely presented to the Committee. In addition, any such judicial proceeding must be filed within 180 days after the Committee’s final decision.
ARTICLE VI.
ADMINISTRATION
     The Committee, which shall administer the Plan, shall have the power and duty to adopt such rules and regulations consistent with Plan terms; to maintain records concerning the Plan; to construe and interpret the Plan and resolve all questions arising under the Plan; to direct the payment of Plan benefits; and to comply with the requirements of any applicable federal or state law. Neither the Company, nor any employee or Board or Committee member, shall be liable to any Eligible Executive, active or former Participant, Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

ARTICLE VII.
AMENDMENT AND TERMINATION
     7.1 Amendment and Termination. The Board may amend the Plan in whole or in part at any time, including without limitation an amendment to discontinue benefit accruals. Any amendment shall comply with Section 409A. The Board also may terminate the Plan at any time, subject to the restrictions of Section 409A. In such event, each Participant and Beneficiary shall receive a lump-sum payment of his/her Supplemental Benefit determined as if the effective date of Plan termination was each Participant’s Separation from Service provided (i) the termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Company; (ii) the Company terminates all non-qualified deferred compensation arrangements of the same type at the same time that this Plan is terminated; (iii) the Company makes no payments to Participants and Beneficiaries for 12 months but makes all payments within 24 months; and (iv) the Company adopts no new non-qualified deferred compensation arrangement of the same type for three years. No amendment or termination of the Plan shall, without the express written consent of the affected Participant or Beneficiary, reduce such Participant’s or Beneficiary’s Supplemental Benefit as of the effective date of such Plan amendment or termination.
     7.2 Corporate Change. The Board may terminate the Plan in conjunction with a Corporate Change, provided that (i) the Company terminates the Plan within the 30 days preceding or the 12 months following a Corporate Change; and (ii) the Company terminates all non-qualified deferred compensation arrangements of the same type at the same time that this Plan is terminated with respect to each Participant that experienced Corporate Change. Following such termination, each current Participant, former Participant and Beneficiary shall receive a lump-sum payment of his/her Supplemental Benefit within the 12 months following the termination of the Plan.
ARTICLE VIII.
MISCELLANEOUS
     8.1 Corporate Successor. The Plan shall not terminate, but shall continue, upon a transfer or sale of assets of the Company or upon the reorganization, merger or consolidation of the Company into or with any other corporation or other entity; provided that it is not terminated pursuant to Section 7.2 and the transferee, purchaser or successor agrees to continue the Plan. In the event that the transferee, purchaser or successor does not continue the Plan, then the Plan shall terminate to the extent permitted under Section 7.1 and the applicable restrictions under Section 409A.
     8.2 No Implied Rights. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Committee in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under this Plan. The provisions of this Plan document supersede and preempt any prior understandings, agreements or representations by or between the Company and any Participant or Beneficiary, written or oral, which may have related in any manner to the subject matter hereof.
     8.3 No Right to Company Assets. Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company including, without limitation, any specific funds, assets or other property that the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits that become payable hereunder shall be paid from the general assets of the Company. The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Company. In order to provide for the payment of Supplemental Benefits, the Company has established an irrevocable trust, the assets of which are part of the Company’s general assets and therefore subject to the claims of the Company’s general creditors in the event of insolvency. To the extent any Supplemental Benefit is paid from the trust, the Company shall have no further obligations to pay such Supplemental Benefit directly to the Participant or Beneficiary.
     8.4 No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of the Participant or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause.

     8.5 Offset. If, at the time payments are to commence hereunder, a Participant or Beneficiary or both are indebted or obligated to the Company, then such payments may at the discretion of the Committee be reduced by the amount of such indebtedness or obligation; provided, however, that an election by the Committee not to reduce any such payments shall not constitute a waiver of its claim for such indebtedness or obligation. In the event of an overpayment of benefits under the Qualified Plan, the Committee may determine that all or part of the amount of the overpayment may be recovered by an offset to the Participant’s or Beneficiary’s Supplemental Benefit.
     8.6 Non-Assignability. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency. This Section shall not apply to the creation, assignment, or recognition of a right of any benefit payable pursuant to a domestic relations order, if such order (i) meets the requirements of Section 414(p)(1)(B) of the Code, and (ii) does not require the payment of a benefit to an alternate payee prior to the time benefits are payable pursuant to Article IV, as determined by the Committee.
     8.7 Incapacity of Recipient. If a current or former Participant or a Beneficiary is deemed by the Committee to be incapable of personally receiving any Supplemental Benefit payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution providing for the care and maintenance of such person. Any such payment shall be for the account of such person and shall be a complete discharge of any liability of the Company and the Plan therefor.
     8.8 Withholding of Taxes. The Company shall withhold any federal, state or local taxes applicable to any Participant’s or Beneficiary’s Supplemental Benefit. Notwithstanding any other Plan provision to the contrary, the payment of any Participant’s Supplemental Benefit may be accelerated by the Company to the extent of any required FICA withholdings applicable to such Supplemental Benefit (plus any other withholdings applicable to the withheld FICA amount).
     8.9 Governing Laws. Except to the extent not pre-empted by ERISA or other federal law, the Plan shall be construed and administered according to the laws of the State of Illinois.
     8.10 Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Plan or the validity, legality or enforceability of such provision in any other jurisdiction, but this Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

ILLINOIS TOOL WORKS INC.

By:	/s/ Sharon M. Brady Senior Vice President, Human Resources